Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement pertaining to the 2007 Stock Incentive Plan of our reports dated August 14, 2006, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 25, 2006, Lam Research Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lam Research Corporation, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Jose, California
November 6, 2006